UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 4, 2012 (September 28, 2012)

American Realty Capital Trust III, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-54690	27-3715929
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue, 15th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices) (212) 415-6500 Registrant's telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Item 3.02 is incorporated in its entirety into this Item 1.01.

Item 3.02. Unregistered Sales of Equity Securities.

On September 28, 2012, American Realty Capital Trust III, Inc. (the “Company”), American Realty Capital Operating Partnership III, L.P. (the “Operating Partnership”) and an unaffiliated third party investor (the “Investor”) entered into a contribution agreement pursuant to which the Operating Partnership issued approximately 333,333 operating partnership units (the “OP Units”) in exchange for a $3.0 million cash contribution by the Investor to the Operating Partnership.

Pursuant to an Exchange Rights Agreement, dated as of September 28, 2012, by and among the Company, the Operating Partnership and the Investor, the Investor will have the right, exercisable (i) on or after September 28, 2013 or (ii) upon the liquidation of the Operating Partnership or the sale of all or substantially all of the assets of the Operating Partnership, to exchange the OP Units for cash in an amount equal to the value of one share of the Company’s common stock per OP Unit, subject to certain adjustments. Upon the exercise of such right, the Company may elect to satisfy its exchange right obligation with the Company’s common stock instead of cash, subject to the satisfaction of certain conditions, by issuing one share of the Company’s common stock for each OP Unit, subject to certain adjustments. The redemption amount per OP Unit will be based on the market price of the Company’s common stock at the time of redemption.

In connection with the contributions as described above, the Operating Partnership has entered into a Second Amendment to the Agreement of Limited Partnership of the Operating Partnership, dated as of September 28, 2012 (the “Amendment”).  The Amendment admits the Investor as a limited partner of the Operating Partnership.

The OP Units issued to the Investor have been and will be offered and issued without registration under the Securities Act pursuant to an exemption from registration afforded by Section 4(2) of the Securities Act of 1933 and/or the Regulation D safe harbor promulgated thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL TRUST III, INC.

Date: October 4, 2012	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors